Exhibit 10.4

ARRIVENT BIOPHARMA, Inc.

EXECUTIVE SEVERANCE PLAN

1.            Establishment; Purpose. ArriVent, Inc. (the “Company”) hereby establishes as of [●], 2023 an unfunded severance benefit plan (this “Plan”) for its Eligible Employees in order to establish the conditions under which the Eligible Employees will receive the severance payments and benefits described herein if their employment with the Company (or its successor in a Change in Control (as defined below)) terminates under the circumstances specified herein. The severance payments and benefits paid under this Plan are intended to assist Eligible Employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

2.            Definitions. For purposes of this Plan:

(a)            “Base Salary” means, for any Participant, such Participant’s base salary as in effect immediately before a Participant’s termination of employment (or immediately prior to the effective date of a Change in Control, if greater) and exclusive of any bonuses, “adders,” any other form of premium pay, or other forms of compensation.

(b)            “Board” means the Board of Directors of the Company.

(c)            “Cause” means a Participant’s: (i) act of gross negligence or insubordination or a material breach of the Company’s policies and procedures (other than such policies set forth in (ii) below), which act or breach is not cured within fifteen (15) days after a written demand for cure is received by Participant from the Company which specifically identifies the act or breach on which the Company predicates the Participant’s termination of employment for Cause; (ii) material breach of the Company’s code of conduct, equal opportunity and anti-harassment policies, or compliance policies (which may include, but not be limited to, a code of business conduct, an anti-bribery policy, a competition policy, and a policy on healthcare business ethics); (iii) commission, indictment, conviction, or entry of a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude; (iv) engagement in misconduct which results in, or could reasonably be expected to result in, material injury to the Company’s financial condition, reputation, or ability to do business; (v) material breach of a written agreement with the Company, including any confidentiality, invention assignment or other employee restrictions agreement; (vi) violation of state or federal securities laws or regulations; or (vii) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, willful destruction or failure to preserve documents or other materials relevant to such investigation, or willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)            “Change in Control” means a transaction or a series of related transactions in which: (i) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) any person or group, other than a person or group who prior to such acquisition is a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of any of the Company’s equity, becomes the “beneficial owner”, directly or indirectly, of the Company’s outstanding equity representing more than 50% of the total voting power of the Company’s then-outstanding equity; (iii) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation directly or indirectly own less than 50% of the surviving entity’s voting power immediately after the transaction; or (iv) if within any rolling twelve (12) month period, the persons who were directors of the Company (or its successor) at the beginning of such twelve (12) month period (the “Incumbent Directors”) cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director at the beginning of such twelve (12) month period will be deemed to be an Incumbent Director if that director was elected to the board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors. Any of (i) through (iv) above may constitute a Change in Control, provided that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii).

(e)            “Change in Control Period” means: (i) the twenty (24) month period beginning on the date of a Change in Control; (ii) any such time prior to a Change in Control where the successor or acquiring entity in the Change in Control requests for the termination of Participant’s employment without Cause; or (iii) any such time prior to a Change in Control where the Company terminates Participant’s employment without Cause in connection with or in anticipation of a Change in Control.

(f)             “COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

(g)            “Code” means the Internal Revenue Code of 1986, as amended.

(h)            “Eligible Employee” means the Company’s Chief Executive Officer, Chief Operating Officer, President, Research and Development, and such additional C-level executives made eligible to participate in the Plan by resolution of the Board or the Compensation Committee of the Board (and if the Board makes additional C-level executive eligible, the Company will update Exhibit A).

(i)             “Good Reason” means the occurrence of any of the following without Participant’s prior consent: (i) a material decrease in Participant’s Base Salary or bonus opportunity; (ii) a material diminution in Participant’s title, reporting relationship, duties or responsibilities; (iii) a material diminution in the aggregate employee benefits and material perquisites provided to Participant; (iv) a relocation of Participant’s primary office by more than thirty-five (35) miles from Participant’s then-current location (unless the new location is closer to the Participant’s primary residence); and (v) the failure by any successor to the Company or any acquiring corporation to explicitly assume this Plan and the Company’s obligations hereunder and maintain this Plan in effect for a period of at least twenty-four (24) months. Notwithstanding the foregoing, “Good Reason” will not be deemed to have occurred unless (x) Participant provides the Company with written notice that Participant intends to terminate employment for one of the grounds set forth above within ninety (90) days of such ground(s) arising, (y) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (z) Participant terminates employment within six (6) months from the date that Good Reason first occurs.

(j)             “Participant” means the Eligible Employees employed by the Company from time to time.

3.            Severance Not in Connection with a Change in Control. If the Company terminates a Participant’s employment without Cause at any time other than during a Change in Control Period, subject to the provisions of Section 5, Participant will be eligible to receive the following payments and benefits (collectively, the “Severance Package”):

(a)            Participant will be entitled to receive an amount equal to the product of: (i) the Normal Multiplier, as determined under Exhibit A based on Participant’s tile or role with the Company; and (ii) the sum of Participant’s then-current Base Salary and then-current target annual bonus opportunity (the “Normal Severance”). The Company will pay the Normal Severance in the form of salary continuation in accordance with the Company’s regular payroll schedule over the Severance Period, commencing on such date determined in accordance with Section 5. The “Severance Period” will equal the period of months equal to the product of (A) Participant’s Normal Multiplier and (B) 12.

(b)            In addition, the Participant will be entitled to receive a Pro-Rated Bonus for the year in which the Participant’s employment terminates. The “Pro-Rated Bonus” will equal the product of the target annual bonus for the year in which Participant’s employment terminates and a fraction, the numerator of which is the number of days Participant remained employed in the calendar year and the denominator of which is 365. The Pro-Rated Bonus will be paid at the time the Company normally would pay annual bonuses for the year in which the termination of employment occurred.

(c)            Participant and the Participant’s eligible dependents will be entitled to continue participating in the Company’s medical, dental and vision benefits for the Severance Period (the “Severance Benefits”), as follows: (i) such continued benefits will be subject to Participant’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (ii) the Company will pay on the Participant’s behalf or reimburse the Participant the full monthly cost of the Severance Benefits; (iii) Participant’s right to receive further Severance Benefits will terminate if and when Participant secures alternative health benefits from a new employer, of which Participant will promptly notify the Company, or if and when Participant otherwise becomes ineligible for further coverage under COBRA; and (iv) the Company will be required to provide the Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and to extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.

(d)            The Company will provide Participant with professional outplacement services; provided, however, that the cost of such outplacement services will not exceed $5,000.00.

(e)            The payments and benefits described in this Section 3 will be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company.

4.            Severance in Connection with a Change in Control. If during the Change in Control Period, the Company terminates Participant’s employment without Cause or Participant resigns Participant’s employment with Good Reason, subject to the provisions of Section 5, Participant will be eligible to receive the following payments and benefits (collectively, the “CIC Severance Package”):

(a)            Participant will be entitled to receive an amount equal to the product of: (A) the CIC Multiplier, as determined under Exhibit A based on Participant’s title or role with the Company; and (B) the sum of Participant’s then-current Base Salary and then-current target annual bonus opportunity (the “CIC Severance”). The Company will pay the CIC Severance in a single lump sum, on such date determined in accordance with Section 5.

(b)            In addition, the Participant will be entitled to receive an annual bonus equal to the Participant’s then-current target annual bonus opportunity for the year in which the Participant’s employment terminates. The target bonus will be paid at the time the Company pays the CIC Severance.

(c)            Participant and the Participant’s eligible dependents will be entitled to continue participating in the Company’s medical, dental and vision benefits for the CIC Severance Period (the “CIC Severance Benefits”), as follows: (i) such continued benefits will be subject to Participant’s timely election of continuation coverage under COBRA; (ii) the Company will pay on the Participant’s behalf or reimburse the Participant the full monthly cost of the Severance Benefits; (iii) Participant’s right to receive further CIC Severance Benefits will terminate if and when Participant secures alternative health benefits from a new employer, of which Participant will promptly notify the Company, or if and when Participant otherwise becomes ineligible for further coverage under COBRA; and (iv) the Company will be required to provide the CIC Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and to extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements. The “CIC Severance Period” will equal 18 months.

(d)            Any outstanding unvested equity awards held by Participant under the Company’s then-current outstanding equity incentive plan(s) will become fully vested on the date the termination of Participant’s employment becomes effective and the period in which to exercise any outstanding stock options will be extended to the first anniversary of the date the termination of the Participant’s employment became effective.

(e)            The Company will provide Participant with professional outplacement services; provided, however, that the cost of such outplacement services will not exceed $15,000.00.

(f)             The payments and benefits described in this Section 5 will be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company, and will be in lieu of any benefits set forth in Section 4 of this Agreement.

5.            Release. A Participant’s rights to the Severance Package or the CIC Severance Package, as applicable, is conditioned upon Participant executing and not revoking a valid separation and general release agreement in a form provided by the Company (the “Release”), and provided such release becomes effective and irrevocable within sixty (60) days following termination or such shorter time period set forth therein, releasing the Company, its subsidiaries, other affiliates and shareholders from any and all liability. Any payments or benefits due for the period after termination and before the Release becomes effective will be paid with the first payment after the Release becomes effective. Notwithstanding any other provision herein, if the period during which Participant has discretion to execute or revoke the Release straddles two calendar years, the Company will make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.

6.            Accrued Obligations. Notwithstanding anything to the contrary contained herein, a Participant will be entitled to all Accrued Obligations as of his or her termination of employment, regardless of whether he or she is eligible for severance payments or benefits under this Plan. “Accrued Obligations” means, for any Participant: (i) the portion of such Participant’s Base Salary that has accrued prior to any termination of such Participant’s employment with the Company and has not yet been paid; (ii) the portion of such Participant’s prior-year annual bonus that has been earned prior to any termination of such Participant’s employment with the Company and has not yet been paid; (iii) the amount of any expenses properly incurred by such Participant on behalf of the Company in accordance with Company policy prior to any such termination and not yet reimbursed; and (iv) the amount of such Participant’s vacation time that has accrued prior to any such termination that has not yet been used. A Participant’s entitlement to any other compensation or benefit under any plan of Company will be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Plan.

7.            Non-Duplication of Benefits. Nothing in this Plan will entitle any Participant to receive duplicate benefits in connection with any voluntary or involuntary termination of employment. A Participant’s right to receive any payments under this Plan will be expressly conditioned upon such Participant not receiving severance payments or benefits under any other agreement, program or arrangement.

8.            Death. If a Participant dies after the date Participant commences receiving benefits and payments under the Severance Package or the CIC Severance Package, as applicable, but before all such payments or benefits have been paid or provided, payments will be made to any beneficiary designated by Participant prior to or in connection with such Participant’s termination or, if no such beneficiary has been designated, to Participant’s estate.

9.            Withholding. The Company may withhold from any payment or benefit under this Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

10.          Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). This Plan is to be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms means “separation from service”. Neither Participant nor the Company will have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules will apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)            Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment will be made within 10 days following the date of termination”), the actual date of payment within the specified period will be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event will any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)            Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates is publicly-traded and a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following rules apply:

 (i)            With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment will be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of Participant, and (B) the date of Participant’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) will be paid to or for Participant in a lump sum, and all remaining payments due under this Plan will be paid or provided for in accordance with the normal payment dates specified herein; and

 (ii)           To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Participant will pay the cost of such benefits during the Delay Period, and the Company will reimburse Participant, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Participant, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits will be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c)            The Company makes no representations or warranties and will have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

11.          Modified 280G Cutback.

(a)            To the extent that any payment, benefit or distribution of any type to or for a Participant’s benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Plan or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Participant receiving a net after tax amount that exceeds the net after tax amount Participant would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. If a reduction in the Total Payments must be made, reduction will occur in the following order: first, from cash payments which are included in full as parachute payments; second, from equity awards which are included in full as parachute payments; third, from cash payments which are partially included as parachute payments; fourth, from equity awards that are partially included as parachute payments, in each instance provided that Section 409A is complied with and the payments to be made later in time are to be reduced before payments to be made sooner in time, fifth, from reduction of employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event will a Participant have any discretion with respect to the ordering of payment reductions. The preceding provisions of this Section will take precedence over the provisions of any other plan, arrangement or agreement governing Participant’s rights and entitlements to any benefits or compensation.

(b)            Unless the Company and an effected Participant otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 11. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 11.

(c)            If the Total Payments to a Participant are reduced in accordance with Section 14(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 14(a), it is possible that Total Payments to a Participant which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to a Participant which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment will be promptly paid by the Company to or for the benefit of such Participant. In the event of an Overpayment, then Participant will promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by such Participant to the date the same is repaid to the Company.

12.          Plan Not an Employment Contract. This Plan is not a contract between the Company and any Eligible Employee, nor is it a condition of employment of any employee. Nothing contained in this Plan gives, or is intended to give, any Eligible Employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any Eligible Employee at any time and for any reason. No Eligible Employee has the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in this Plan.

13.          Severability. In case any one or more of the provisions of this Plan (or part thereof) will be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions hereof, and this Plan is to be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

14.          Non Assignability. No right or interest of any Participant in this Plan will be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

15.          Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in this Plan are the maximum benefits that the Company will pay to Participants on a termination of employment, except to the extent otherwise required by applicable law. To the extent that any federal, state or local law, including, without limitation, so called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an Eligible Employee because of that Eligible Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement will either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an Eligible Employee’s involuntary termination for the foregoing reasons and the Company will so construe and implement the terms of this Plan.

16.          Amendment or Termination. The Board may amend, modify, or terminate this Plan at any time in its sole discretion; provided, however, that: (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Participant must be approved by the Company’s Board of Directors; (b) no such amendment, modification or termination may adversely affect the rights of a Participant then receiving payments or benefits under this Plan without the consent of such person; and (c) no such amendment, modification or termination made after a Change in Control will be effective until after the later to occur of the second (2nd) anniversary of the Change in Control or the final payment of benefits under this Plan to any Participant. The Board intends to review this Plan at least annually.

17.          Source of Benefit. The Company will pay benefits under the Plan from its general assets to the extent available. The benefits is not funded through a trust fund or insurance contracts. No Eligible Employee has any right to, or interest in, any assets of the Company upon termination of employment or otherwise.

18.          Governing Law. This Plan and the rights of all persons under this Plan is to be construed in accordance with the laws of the State of Delaware (without regard to conflict of law provisions).

EXHIBIT A

MULTIPLIERS

Title/Role of Participant	Normal Multiplier	CIC Multiplier
Chief Executive Officer	1.5	2
Chief Operating Officer	1.25	1.5
President, Research and Development and Chief Medical Officer	1.25	1.5